As filed with the Securities and Exchange Commission on June 28, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GLOBAL EAGLE ENTERTAINMENT INC.

(Exact name of Registrant as specified in its charter)

Delaware	27-4757800
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

6100 Center Drive, Suite 1020

Los Angeles, California 90045

(310) 437-6000

(Address of Principal Executive Offices, including Zip Code and Telephone Number)

Global Eagle Entertainment Inc. Amended and Restated 2017 Omnibus Long-Term Incentive Plan

(Full Title of the Plan)

Stephen Ballas, Esq.

Executive Vice President, General Counsel and Corporate Secretary

6100 Center Drive, Suite 1020

Los Angeles, California 90045

(310) 437-6000

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

With a copy to:

Joel L. Rubinstein, Esq.

Winston & Strawn LLP

200 Park Avenue

New York, New York 10166

Tel: (212) 294-6700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check One):

Large Accelerated Filer	☐	Accelerated Filer	☒

Non-Accelerated Filer	☐ (Do not check if a smaller reporting company)	Smaller Reporting Company	☐

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $0.0001 per share, to be issued pursuant to awards to be granted under the Global Eagle Entertainment Inc. Amended and Restated 2017 Omnibus Long-Term Incentive Plan (the “Amended and Restated 2017 Plan”)

	2,000,000 shares	$2.585(2)	$5,170,000(2)	$643.67(3)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of Common Stock which become issuable under the Amended and Restated 2017 Plan, by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the outstanding shares of the Registrant’s Common Stock.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rules 457(c) and (h) under the Securities Act. The price is computed based upon the average of the high and low sales prices of the Registrant’s Common Stock on June 27, 2018, as reported on The Nasdaq Capital Market.
(3)	Registrant is registering an additional 2,000,000 shares of Common Stock relating to the Amended and Restated 2017 Plan. Pursuant to General Instruction E to Form S-8, the fee set forth in the table above is only with respect to those additional shares.

EXPLANATORY NOTE

At the 2018 Annual Meeting of Stockholders of Global Eagle Entertainment Inc. (the “Company” or “we”), the Company’s stockholders approved an Amended and Restated 2017 Omnibus Long-Term Incentive Plan (the “Amended and Restated 2017 Plan”), which provides for an increase in the number of shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), authorized for issuance under the previously-in-effect 2017 Omnibus Long-Term Incentive Plan (the “Original 2017 Plan”) by 2,000,000 to 8,500,000 shares from 6,500,000 shares. This Registration Statement on Form S-8 (the “Registration Statement”) relates to the additional 2,000,000 shares of Common Stock now authorized for issuance under the Amended and Restated 2017 Plan.

The Company previously filed a registration statement on Form S-8 (Registration No. 333-224108) with the Securities and Exchange Commission (the “SEC”) on April 3, 2018 (the “Prior Registration Statement”) in respect of the shares of Common Stock to be offered pursuant to the Original 2017 Plan. In accordance with General Instruction E to Form S-8, the Company incorporates herein by reference the contents of the Prior Registration Statement, to the extent not otherwise amended or superseded by the contents hereof.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents By Reference.

The Company has filed the following documents with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and hereby incorporates them by reference in this Registration Statement:

(1)	Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on April 2, 2018 (File No. 001-35176);

(2)	Quarterly Report on Form 10-Q for the quarter ended March 31, 2018 filed with the SEC on May 15, 2018 (File No. 001-35176);

(3)	Current Reports on Form 8-K filed with the SEC on March 9, 2018, March 20, 2018 and March 27, 2018 (File No. 001-35176); and

(4)	The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A (File No. 001-35176) filed with the SEC on May 12, 2011, including any amendment or report filed for the purpose of updating such description.

In addition, all documents the Company subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities covered hereby then remaining unsold are incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 8. Exhibits.

Exhibit No.	Description

4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.2 to Amendment No. 4 to the Company’s Registration Statement on Form S-1 (File No. 333-172267), filed with the SEC on May 11, 2011).

Exhibit No.	Description

4.2	Indenture (including the Form of Convertible Note), dated as of February 18, 2015, with respect to the Company’s 2.75% Convertible Senior Notes due 2035, between the Company and U.S. Bank National Association, as Trustee (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K (File No. 001-35176), filed with the SEC on February 19, 2015).

4.3	Settlement Agreement, dated August 9, 2016, between the Company and UMG Recordings, Inc., Capitol Records, LLC, Universal Music Corp. and entities affiliated therewith (incorporated by reference to Exhibit 4.5 to the Company’s Registration Statement on Form S-3 (File No. 333-214065), filed with the SEC on October 11, 2016).

4.4	Registration Rights Agreement, dated August 9, 2016, between the Company and UMG Recordings, Inc. (incorporated by reference to Exhibit 4.5(B) to the Company’s Registration Statement on Form S-3 (File No. 333-214065), filed with the SEC on October 11, 2016).

4.5	Second Lien Note, dated as of March 27, 2018, issued by Global Eagle Entertainment Inc. (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K (File No. 001-35176), filed with the SEC on March 27, 2018).

4.6	Guaranty, dated as of March 27, 2018, made by the guarantors listed therein, in favor of the holders of the Notes (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K (File No. 001-35176), filed with the SEC on March 27, 2018).

4.7	Security Agreement, dated as of March 27, 2018, by and among the grantors party thereto and Cortland Capital Market Services LLC, as Collateral Agent (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K (File No. 001-35176), filed with the SEC on March 27, 2018).

4.8	Securities Purchase Agreement, dated as of March 8, 2018, by and among Global Eagle Entertainment Inc., Searchlight II TBO, L.P. and Searchlight II TBO-W, L.P. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-35176), filed with the SEC on March 9, 2018).

4.9	Amended and Restated Registration Rights Agreement among the Company and certain holders party thereto, dated January 31, 2013 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-35176), filed with the SEC on February 6, 2013).

4.10	Amendment No. 1 to the Amended and Restated Registration Rights Agreement among the Company and certain holders party thereto, dated October 21, 2013 (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K (File No. 001-35176), filed with the SEC on October 21, 2013).

4.11	Consent to the Amended and Restated Registration Rights Agreement among the Company and certain holders thereto, dated April 20, 2018 (incorporated by reference to Exhibit 4.9 to the Company’s Quarterly Report on Form 10-Q (File No. 001-35176), filed with the SEC on May 15, 2018).

4.12	Registration Rights Agreement, dated as of July 27, 2016, by and among the Company, EMC Acquisition Holdings, LLC and the other holders party thereto (incorporated by reference to Exhibit 10.11 to the Company’s Current Report on Form 8-K (File No. 001-35176), filed with the SEC on August 2, 2016).

5.1	Opinion of Winston & Strawn LLP.

23.1	Consent of KPMG LLP.

23.2	Consent of Ernst & Young LLP.

23.3	Consent of Winston & Strawn LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page to this Registration Statement).

99.1	Global Eagle Entertainment Inc. Amended and Restated 2017 Omnibus Long-Term Incentive Plan (incorporated by reference to Annex B to Amendment No. 1 to the Global Eagle Entertainment Inc. Definitive Proxy Statement on Schedule 14A (File No. 001-35176), filed with the SEC on May 4, 2018).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on June 28, 2018.

GLOBAL EAGLE ENTERTAINMENT INC.

By:	/s/ Paul Rainey
Name: Paul Rainey
Title: Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below, constitutes and appoints Joshua B. Marks, Paul Rainey and Stephen Ballas, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to do any and all acts and things and execute, in the name of the undersigned, any and all instruments which said attorney-in-fact and agent may deem necessary or advisable in order to enable the Company to comply with the Securities Act and any requirements of the SEC in respect thereof, in connection with the filing with the SEC of this Registration Statement on Form S-8 under the Securities Act, including specifically but without limitation, power and authority to sign the name of the undersigned to such Registration Statement, and any amendments to such Registration Statement (including post-effective amendments), and to file the same with all exhibits thereto and other documents in connection therewith, with the SEC, to sign any and all applications, registration statements, notices or other documents necessary or advisable to comply with applicable state securities laws, and to file the same, together with other documents in connection therewith with the appropriate state securities authorities, granting unto said attorney-in-fact and agent, full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Joshua B. Marks Joshua B. Marks	Chief Executive Officer and Director (Principal Executive Officer)	June 28, 2018

/s/ Paul Rainey Paul Rainey	Chief Financial Officer (Principal Financial Officer)	June 28, 2018

/s/ Sarlina See Sarlina See	Chief Accounting Officer (Principal Accounting Officer)	June 28, 2018

/s/ Jeffrey Leddy Jeffrey Leddy	Executive Chairman and Chairman of the Board of Directors	June 28, 2018

/s/ Edward L. Shapiro Edward L. Shapiro	Director	June 28, 2018

/s/ Stephen Hasker Stephen Hasker	Director	June 28, 2018

/s/ Robert W. Reding Robert W. Reding	Director	June 28, 2018

/s/ Jeff Sagansky Jeff Sagansky	Director	June 28, 2018

Signature	Title	Date

/s/ Harry E. Sloan Harry E. Sloan	Director	June 28, 2018

/s/ Ronald Steger Ronald Steger	Director	June 28, 2018

/s/ Eric Sondag Eric Sondag	Director	June 28, 2018

/s/ Eric Zinterhofer Eric Zinterhofer	Director	June 28, 2018